Exhibit 99.1

Genesis Fluid Solutions Holdings, Inc. Information To Be Available Through Standard & Poor’s Market Access Program

Colorado Springs, CO, February 16, 2009 — Genesis Fluid Solutions Holdings, Inc. (OTCBB:GSFL) announced today that its company information will be made available via Standard & Poor’s Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor’s Advisor Insight. The company information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings. Standard & Poor’s Advisor Insight is an Internet-based research engine used by more than 100,000 investment advisors. A public version of the site is available at www.advisorinsight.com.
In addition, information about companies in Standard & Poor’s Market Access Program will be available via S&P’s Stock Guide database, which is distributed electronically to virtually all major quote vendors. As part of the program, a full description of Genesis Fluid Solutions Holdings, Inc. will also be published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in up to 38 states under their Blue Sky Laws.
About Genesis Fluid Solutions Holdings, Inc.

Genesis Fluid Solutions Holdings, Inc., through its wholly-owned subsidiary, Genesis Fluid Solutions, Ltd. (“Genesis”), is engaged in the design and development of waterway restoration and water remediation technology and equipment for the environmental, mining and paper industries. Genesis holds various United States and international patents and patent applications for waterway restoration and water remediation technology, and seeks to license its technology and equipment to others, as well as to enter into contracts for the performance of waterway restoration and water remediation services. For more information about Genesis, visit www.genesisfluidsolutions.com.

Company information distributed through the Market Access Program is based upon information that Standard & Poor’s considers to be reliable, but neither Standard & Poor’s nor its affiliates warrant its completeness or accuracy, and it should not be relied upon as such. This material is not intended as an offer or solicitation for the purchase or sale of any security or other financial instrument.
Contacts:
Liviakis Financial Communications, Inc.
John Liviakis
(415) 389-4670
John@Liviakis.com

Standard and Poor’s Customer Contact:
Richard Albanese
212 438-3647
richard_albanese@standardandpoors.com

Standard and Poor’s Media Relations Contact:
Michael Privitera
212 438-6679
michael_privitera@standardandpoors.com